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                                                                    EXHIBIT 99.1


                                                     For additional information,
                                                         contact James J. Byrnes
                                                                  (607) 273-3210

FOR IMMEDIATE RELEASE

September 23, 1996


     Tompkins County Trustco, Inc. (TCTC - NASDAQ) announced today that it has agreed to repurchase, in a privately negotiated transaction, 244,371 shares of its Common Stock from RHP Incorporated at a price of $27.50 per share. The repurchase is subject to the closing of the sale of the capital stock of RHP Incorporated to an unrelated third party. Subject to the foregoing contingency, the company expects the stock repurchase to be consummated during October 1996.

     The Board of Directors of Tompkins County Trustco, Inc. believes that the repurchase of this stock, the largest block owned by a single entity, represents an excellent investment opportunity for the corporation. In recent years, capital of the company and its main operating subsidiary, Tompkins County Trust Company, has increased to over $55 million, resulting in capital ratios that significantly exceed regulatory minimums for banks rated as "strong." The stock repurchase will reduce capital by approximately $6,720,200. Retirement of the shares repurchased will reduce the outstanding shares of the corporation's Common Stock to 3,314,814.



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